Exhibit 99.2

FOR IMMEDIATE RELEASE

3M to Receive $500 million From Offering of Zero-Coupon Senior Convertible Notes

ST. PAUL, MINN. -- Nov 15, 2002 -- 3M Co. (NYSE:MMM) announced today that it has agreed to the sale of 30-year zero-coupon senior notes that are convertible into shares of 3M common stock. 3M anticipates gross proceeds of $500 million, and expects to use those proceeds for general corporate purposes. The initial purchaser of the 30-year zero-coupon senior notes also will have a 13-day option to purchase additional 30-year zero-coupon senior notes to cover over-allotments, which would give 3M up to approximately $50 million in additional gross proceeds.

Terms of the 30-year zero-coupon senior notes include a yield-to-maturity of
0.50 percent and an initial conversion premium of 40 percent over the $130.00 closing price of 3M common stock on November 14, 2002. If certain conditions for conversion (relating to the closing stock prices of 3M exceeding certain thresholds for specified periods) are met, holders may convert each of the 30-year zero-coupon senior notes into 4.7301 shares of 3M common stock in any calendar quarter commencing after March 31, 2003. Holders also may convert their notes into shares of 3M common stock if the notes are called for redemption or upon the occurrence of certain corporate events. In either event, 3M may elect to settle the conversion obligation in cash. If the conditions for conversion are met, and 3M elects not to settle in cash, the 30-year zero-coupon senior notes will be convertible in the aggregate into approximately 2.75 million shares of 3M common stock or approximately 3.0 million shares of 3M common stock if the initial purchaser exercises its entire over-allotment option.

3M may redeem the 30-year zero-coupon senior notes, at any time in whole or in part, after five years at accreted value. Holders of the 30-year zero-coupon senior notes will have the option to require 3M to purchase their notes at accreted value in years three, five, 10, 15, 20 and 25. 3M may choose to pay the redemption purchase price in cash and/or common shares.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of 3M common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that reflect current views and estimates of 3M's management of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors described in 3M's most recent Form 10Q, including: (1) worldwide economic conditions; (2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) purchased components and materials, including shortages and increases in the costs of such components and materials; (5) 3M's ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings. Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by 3M. 3M is providing this information as of November 15, 2002 and expressly disclaims any duty to update information contained in this press release.

ABOUT 3M
3M is a $16 billion diversified technology company with leading positions in consumer and office; display and graphics; electronics and telecommunications; health care; industrial; safety, security and protection services; transportation and other businesses. Headquartered in St. Paul, Minnesota, the company has operations in more than 60 countries and serves customers in nearly 200 countries. 3M, which marks its 100th anniversary this year, is one of the 30 stocks that make up the Dow Jones Industrial Average and also is a component of the Standard & Poor's 500 Index. For more information about 3M, go to www.3M.com/profile/pressbox/index.jhtml.


INVESTOR CONTACTS: Matt Ginter                  MEDIA CONTACT:  John Cornwell
                   3M                                           3M
                   (651) 733-8206                               (651) 733-7698

                   Dan Colvin
                   3M
                   (651) 736-2637

FROM:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000